CONTRACT# On Creation of Bio-Energetic Units on Processing and Utilization of Live-Stock Farming Wastes

Dnipropetrovsk City  1999

This contract supersedes all prior oral and written agreements between the parties regarding the Aerobic Bio-Energetic Units "ABEU" and technology.

1. PARTIES OF THE CONTRACT:

1. 1. US side, as a Customer, is represented by:

- Consortium Service Management Group, Inc., 500 No. Shoreline, suite 701 No. Tower, Corpus Christi, TX 78471 (hereinafter referred to as CSMG) as a Customer in the person of Donald S. Robbins, President and CEO;

1.2. Ukrainian side, as an Executor, is represented by:

- Joint Stock Company "United Engineering Company", Dnipropetrovsk City, Ukraine (hereinafter referred to as JSC UEC) in the person of Director General Mr. Vladlen A. Guzhva,;

- Mr. Ivan V. Semenenko, Surny, Ukraine (hereinafter referred to as Inventor);

2. Preamble

2. 1.As CSMG and AFW have a great experience in arranging marketing technologies and equipment for this joint project in order to bring the ABEU equipment to the USA and other world markets; and

2.2. as UEC is a joint stock company with a great experience in the field of engineering, construction -installation work and adjustment work; and

2.3 Inventor has technical "know-how" and may have some patentable works that have been developed during several years in the sphere of anaerobic Animal waste plant for the various functional animal wastes processing purposes;

2.4. As CSMG has organized the first equipment markets in the USA. All parties agree CSMG shall have the exclusive world rights to the ABEU technology and inventor Semenenko, Semenenko technology and upgrades, patents, including upgrades,

2.5. As CSMG in cooperation with AFW as the USA side is ready to cooperate with the JSC UEC, the SPA FRUNZE, and Semenenko as the Ukraine side which represents the USA and Ukraine temporary technological team in order to determine the first USA farm location retrofitting and equipment need, determine a price for the equipment, provide testing, patenting if necessary, marketing, manufacture, licensing, servicing and distribution of the products to be manufactured within the "ABEU Complex" project;

3. THE PURPOSE OF THE CONTRACT

The purpose of this Contract is to bring Ukraine design of the "Anaerobic Bio-Energetic Unit" to the USA and other world markets as soon as possible.
4. DEFINITION

ANAEROBIC BIO-ENERGETIC UNITS. Inventor has developed ABEU which is designed for processing of liquid and solid manure in anaerobic conditions into high efficient, disinfected, deodorized organic

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fertilizers  suitable for immediate use without  additional  processing  and for obtaining biogas as electric energy source. The ABEU is a closed system which processes the manure in a closed environment and provides methane for electric generation or other purposes, allows the elimination of the waste lagoon, cleans water to drinking water standard if elected by the location and processes the waste to a level that the processed product is not harm the environment, animals or humans. The ABEU also obtains dewatered, disinfected organic fertilizers, obtain purified discharge (in regard to sanitary indications) which is suitable
for  repeated  use  in  manure  disposal  system  on  live-stock  farm,   reduce
consumption of energy for farm needs by using the obtained biogas, increase sanitary work atmosphere and working conditions on farm, and reduce infectious germs and micro organisms thus reducing human and cattle disease rate. It is supposed to solve a very important ecological problem of utilization and processing of animal wastes, that is to reduce the odor level by 90-95%, to reduce quantity of hazardous for ozone stratum gases by 90-95%, elimination of penetration of polluting animal farm wastes into the ground waters, reservoirs and rivers.

5. PRODUCTS TO BE RECEIVED ON THE "ANAEROBIC BIOENERGETIC

COMPLEX" PROJECT.

5.1 ABEU will be equipped a with system for collecting and utilization of biogas, generating electric energy decontaminated, solid fertilizer, and with system for additional water treatment to the level of service water (according to sanitary indications) which is suitable for repeated use in manure flush system on livestock farm or may be treated to drinking water level if so selected by the location needs.

5.2 ABEU for the territory of the USA and other countries that are capable of processing the farm's wastes of several thousand hogs or dairy head of cattle with the observance of all ecological norms, fixed by the government at this territory. It is understood by all parties that the units are very similar and the actual plants purchased will have the same anaerobic processing components, however the actual number and size of components needed by each concrete plant will be determined by the size of the respective needs of the animal farm location.

6. SUBJECT MATTER OF THE CONTRACT.

6. 1. Parties have come to an agreement about mutual cooperation in order to develop and realize the program on creation of the aerobic bio-energetic units (complexes) ABEU.

6.2. CSMG, as a Customer commissions and Ukraine side as an Executor binds itself to perform the development, installation and commissioning of the ecologically pure and economically efficient ABEU Units for processing a great quantity of animal industry's wastes in the USA and other countries.

7. USA First Plants Plan:

7.1 First Stage: The bringing over of Ukraine experts to the USA to visit the locations where first plants may be installed. The development of ABEU plant costs and schematics or drawings for the specific locations based on the animal size of the location within three weeks of the Ukraine experts visit.

7.2 Second Stage: The delivery of the schematics or drawings and plant costs to the USA location for approval by the grower, regulatory authorities, insurers and bankers for final approval.

7.3 Third stage: Upon approval of second stage and posting of the C SMG letter of Credit begin manufacture of the ABEU equipment with the intent of the equipment being manufactured and loaded on a vessel within 90 days of such Letter of Credit posting

7.4 Fourth stage: Upon equipment arriving to the location in the USA, UEC and Semenko and shall visit

                                                                    Exhibit 10.4
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the USA for the  propose of  overseeing  the prudent  installation  and start up operation of the plants and training of USA personnel to successfully operate the plants.

8. OBLIGATIONS OF THE CONTRACT PARTIES.

As the Executor of the work on the Contract the Ukrainian side binds itself to the following obligations:

o to perform the development of technical offer, development of the detail design of each bio-energetic unit, development of the construction part of the working design;

o mange for appropriate personnel to go to the United states to review the needs of the grower location; tAr

o to perform  start-up and adjustment works;

o to perform the oversight of the construction works;

o  to  carry  out  the  oversight  of  the  completion  of  electric   equipment
installation;

o to provide warranties and product guarantees acceptable to the USA side;

o to provide CSMG copies of all contracts between the Ukraine side;

o to mange the legal support of the project in accordance with the laws of Ukraine with the legislation of Ukraine, including signing contracts and agreements for fulfilling the works of this project;

o to mange business trips and accommodation of the specialists, working on the Project o to perform the development of the working design, including working drawings for the USA plants;

o to manufacture ABEU equipment and to carry out completing of mechanical equipment and shipment of the equipment to the location.

o to provide operations manuals and equipment manuals to CSMG in English

o be responsible for all Ukraine customs costs, problems and all Ukraine taxes;

o to perform all duties described in USA first plants plan (paragraphs 7.3,7.4);

8.3. CSMG, as a Customer, binds itself to the following:

o to conclude a separate contract with Ukraine side on each bio-energetic unit for the USA and other countries markets and determination of cost for the location unit after completion of paragraphs 7.1 and 7.2 mentioned above;

o to pay, in accordance with concluded agreements, -it cost for executed and accepted works on its creation, installation and adjustment as completed by the Ukraine side and accepted by the USA side;

o to carry out  delivery of cable  products,  electric  motors;  electric  power
generator,   construction  of  buildings,  facilities,   foundations  for  ABEU,
installed in the USA and other countries;

o to arrange the expenses of the Ukraine specialists for travel, food and lodging while in the USA and other countries;

o to arrange the site visits at the USA locations for the Ukraine team of 2 to 3 experts;

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o arrange for and coordinate the USA requirements and specifications between the
USA specialists and Ukraine team;

o to market the ABEU technology and equipment

9. RIGHTS OF THE PARTIES

9.1 CSMG will have the exclusive world rights to patent, market, distribute, license,

service the products of the ABEU project and technology and the Author or other members of the team including any ABEU technology upgrades servicing and licensing to begin in the territory described below.

9.2 New patents will be issued in the name of the inventor / inventors but will be assigned to C SMG within 5 days of filing a patent application or issuance of a patent

9.3 CSMG may assign its exclusive rights to the Animal I- Waste, Inc. as a participant of the present Contract from the US side, or other business entity, CSMG deems necessary for the success of the ABEU project, after coordination with the Ukrainian side.

9.4 CSMG may seek other suppliers of certain parts of the ABEU plant if such parts are needed for prudent operation of the plant or if such parts are less costly to manufacture in the USA or other location when taking into account costs of shipping, freight, installation, manufacturing and other costs relating to the part.

9.5. Ukraine side shall have the exclusive rights to provide all the bank and customs operations on the territory of Ukraine.

10. COST OF WORKS, PROCEDURE OF PAYMENT.

10. 1 Cost of units, created under separate contracts for each location and procedure of payments are determined by the parties of these contracts in accordance with the technical specifications of the Unit and other contract terms. 10.2 Upon final approval as described in paragraph 7.2. of the delivery of the schematics or drawings and plant costs to CSMG of the USA location for approval by the grower, regulatory authorities, insurers and bankers CSMG shall pay the costs as arranged by the parties for the schematic or drawings within 20 days of notification to CSMG from the grower, regulatory authorities, insurers and bankers. 10.3 Upon final approval as described in paragraph 7.2 CSMG shall post a Letter of Credit for the purchase of the ABEU equipment with delivery terms agreed to by the parties for the manufacturer and delivery of the ABEU equipment

11. PATENTS

In the event it is determined by all parties to this agreement that there are important patentable inventions which make economic sense, the patent shall be issued in the name of the individual inventor(s) and assigned to CSMG immediately upon patent filing and issuance.

12. Royalty Payments

12.1 The sum of royalty payments paid to the Ukrainian side, are based on equipment costs stated by the

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manufacturer at the factory, FOB agreed port of departure in Ukraine.

12.2. The sum of royalty payments for CSMG exclusive world rights paid to the Ukrainian side shall be at the rate of 5 % of the equipment costs described in
12. 1.

13. Exclusive Rights Assignment.

CSMG may assign its exclusive marketing rights to Anaerobic Farm Waste, In_

Oklahoma City, OK (hereinafter called AFW) as an affiliated company in the person of Gordon W. Allison President and CEO or other business entity as CSMG deems necessary for the success of the ABEU project#

The future royalty payments described in paragraph 12 made under this contract shall be considered payment in full for exclusive rights to CSMG so long as CSMG meets the requirements to supply orders of at least $ 1,000,000 (one million US dollars) of ABEU equipment to the Ukraine side.

14. PROVISION OF CONFIDENTIALITY

14.1 Contract parties bind themselves to keep confidentiality of information acquired within realization of the present contract. Contract parties agree to divulge such information only to those persons inside the organization who have to be -are of it;

or to divulge such information to the third party with the written consent of the second party of the present contract only.

14.2. Confidential information is as follows:

o Technical data - drawings, prototypes of equipment, models, principles of construction and description of the manufacturing methods of assemblies and the unit, as a whole;

o Commercial information about the cost of the unit, possibilities of units' sale;

o Commercial information regarding the who and where of plant installations and locations

15. LIABILITIES OF THE PARTIES.

15. 1. In case of breach of terms of the Contract, signed up between the Customer and some Executor from the Ukrainian side, on particular ABEU Unit because of the Executor's fault the latter pays the Customer penalty at the rate of 10% of cost of works on the portion of the contract in which the default occurred.

15.2. 1n case of delay in execution of works for 10 days, the Customer has the right to cancel a contract or demand full cure of the default within 3 0 days of notification of default.

15.3. For the delay on payment with the Executor of more than 10 days, the Customer pays the Executor penalty at the rate of 10% of cost of the portion of works the works on the contract in which the default occurred.

16. RELEASE FROM LIABILITIES.

16. 1. Neither Party is responsible for the failure to realize the project or for the delay in realization the

                                                                    Exhibit 10.4
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responsibilities  described  in this  Contract,  in case  when a  breach  of the obligations or delay is caused directly or indirectly by any forcemajeur situation. 16. 2 The following circumstances are considered to be force-majeur:

fire, flood, explosions, accidents, social unrest, breach of the peace, lockouts, wars and other critical situations, Government resolutions;

any damages of the main equipment that cause closing of the enterprises; or any industrial conflict, strike, lockout or other situations that can not be controlled by the Party.

16.3 The Party that announces about the force-majeur situation shall inform the other party immediately in writing and shall do its best to ease the situation and continue its responsibilities.

16.4 If the force-majeur situation continues and, probably, will continue for more than three months, the Party that was not informed about the force-majeur situation may terminate the contract in 30 days after a written notification about its intentions.

16.5 In case if the force-majeur situations affect the possibilities of one of the Parties to meet its responsibilities, the fulfillment by the Parties of their responsibilities shall be suspended till the moment of termination the force-majeur situation. In this case none of the Parties will be responsible for the breach of its duties during this period.

16.6 After the elimination of the force majeur situation the Parties may consider this Contract resumed; all the specific conditions making for resumption of this Contract after the force- majeur situation shall be described in the minutes subject to approval by both Parties.

16.7. If the circumstances, specified in item 14.2. of the present contract, go on for more than three months, each party will have a right to cancel a contract and, in this case no one of the parties will have the right to demand compensation fro. another party for the possible losses that incurred.

17. TERM OF A CONTRACT.

17. 1. The present contract is valid to the moment of its complete execution, from the moment of its signing by parties.

17.2. The present contract is for a period of 20 years and may be prolonged by mutual agreement of parties.

18. ORDER OF SETTLEMENT OF DISPUTES.

18. 1. Parties settle disputes that occurred under present contract by way of negotiations.

18.2. If the parties can not come to an agreement the dispute will be settled in accordance with Legislation of Ukraine at the Arbitration Court of the Chamber of Commerce of the Ukraine if the disagreement is a Ukraine dispute.

18.3. If parties can not come to an agreement the dispute will be settled in accordance with the laws of the State of Texas, Nueces County, USA, if the disagreement is a US dispute.

19. CHANGE OF CONTRACT TERMS.


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19. 1. The terms of present  contract  equally  legally binding for both parties can be changed and supplemented by mutual agreement with making a document in written form, without fail.

19.2. Any amendments to this contract must be applied in writing and signed by authorized representatives of all parties. 19.3. No one of the parties has the right to transfer its rights under present contract to the third party without approval of the other party in written form.

20. TERMS OF EXECUTION OF WORKS.

20. LA term of the performance of works under present contract will be stated in the associated contracts for the particular location.

20.2. Executor has the right to perform work ahead of schedule on those contracts.

21. ORDER OF ACCEPTANCE OF THE EXECUTED WORKS.

2 1. 1. Acceptance of the executed works is legalized by the Certificate, signed by the parties of the present contract.

21.2 .Finished design documents are handed over to the to CSMG for final approval as described in paragraph 7.2.

21.3. CSMG within 30 working days after the day of receiving the design documents provide the Executor with the signed Acceptance Certificate of the executed works or with the reasonable refusal of the acceptance of design documents.

21.4. CSMG's reasonable remarks are legalized by bilateral Statement with indication of the required changes and terms of their performance by the Executor of the works.

21.5. If, within the execution of works, it will be cleared out the inevitability of negative result or the inexpediency of further execution of works, the Executor has to lay off the works and to inform the CSMG in written form within 3 days after laying-off the work. In this case the parties have to consider the question about feasibility and further lines of development of works.

The given contract is made in eight (8) copies equally legally binding, four copies - in Russian and four copies - in English language. The Customer has two copies (in English and in Russian language) each and the Executor from Ukraine side has two copies (in Russian and in English language) each. The English version shall be the dominant contract in all territories outside the Ukraine.

22. LEGAL ADDRESSES OF THE PARTIES:

CUSTOMER EXECUTORS

Consortium Service Management Group, Inc. Joint Stock Company "United Engineering 500 # Shoreline, Suite 701, Corpus Christi, Company" Texas, USA Karl Marx Avenue, 67/98, Dnipropetrovsk city, 320070, Ukraine THE BANK OF NEW YORK NEW YORK, USA SWIFT: IRVTUS3N ACC. 890-2061-048 ZEMELNY CAPITAL COMMERCIAL BANK ACC. 2600700100014 840 UNITED ENGINEERING COMPANY DNIPROPETROVSK, UKRAINE SIGNED
BY: CSMG President JSC UEC Direct


                                                                    Exhibit 10.4
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